Prospectus Supplement Number 1                       PURSUANT TO RULE 424(B)(3)
(To Prospectus dated September 11, 2003)             REGISTRATION NO. 333-107122


                        4,257,242 SHARES OF COMMON STOCK

                                       OF

                               NOVADEL PHARMA INC.

This prospectus supplement, which supplements our prospectus dated September 11, 2003, contains additional information about our common stock.

On May 11, 2004, our common stock commenced trading on the American Stock Exchange, LLC under the symbol "NVD". On May 12, 2004, the closing sales price for the common stock was $2.14 per share.

This prospectus supplement should be read in conjunction with the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

                              _____________________
                                  May 14, 2004